Exhibit 10.1

TERMINATION AND RELEASE AGREEMENT

This TERMINATION AND RELEASE AGREEMENT (this "Termination Agreement"), is made and entered into this 24th day of September, 2004, by and between Entrada Networks, Inc., a Delaware corporation (the "Company"), and SBI Brightline IV, LLC, a California limited liability company ("SBI"). Defined terms not otherwise defined in this Termination Agreement, shall have the meaning set forth in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, on May 14, 2004, the Company and SBI entered into that certain Stock Purchase Agreement whereby SBI would acquire up to 6,000,000 shares (the "Shares") of the Company’s Common Stock (the "Stock Purchase Agreement"); and

WHEREAS, the Parties now desire to terminate the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

1.    Termination of Stock Purchase Agreement. Effective immediately, the Parties hereby abandon the transactions contemplated by the Stock Purchase Agreement and mutually terminate the Stock Purchase Agreement. Section 7.3 of the Stock Purchase Agreement is hereby incorporated by reference in its entirety into this Termination Agreement.

2.    Publicity. The Parties shall not make any public statement regarding this Termination Agreement until 6:00 a.m. New York time on September 24, 2004, or at such other time mutually agreed upon by the Parties. At that time of any public statement, the Company shall only issue a press release in the form approved in writing by SBI.

3.    Fees and Expenses. Within ten (10) days of the date of this Termination Agreement, the Company shall reimburse SBI for all costs and expenses (including attorneys’ fees and expenses) heretofore or hereafter incurred by SBI in connection with or relating to the preparation, negotiation, and execution of the Stock Purchase Agreement, Registration Statement, this Termination Agreement, and the transactions contemplated hereby and thereby.

4.    Release of Claims. Effective immediately, the Company and each of its predecessors, successors, subsidiaries and assigns (and any of the present and former officers, directors and employees of each of the foregoing) (each, a "Releasing Party"), in their capacity as such, hereby covenants not to sue and forever releases and discharges SBI (and each of its present and former directors, officers, representatives, advisors (including but not limited to financial advisors), attorneys, accountants, employees, agents, parents, subsidiaries, affiliated persons and entities, predecessors, successors and assigns and heirs, executors and administrators and all persons acting in concert with any such party) (each, a "Released Party") from all manner of claims, actions, causes of action or suits, at law or in equity, known or unknown, which each now has or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever relating to or arising out of the this Termination Agreement, Stock Purchase Agreement, Registration Statement, or the agreements or instruments ancillary thereto or the transactions contemplated thereby, or any action or failure to act under the Stock Purchase Agreement or in connection therewith, or in connection with the events leading to the abandonment of the purchase of the Shares by SBI and any other transactions contemplated by the Stock Purchase Agreement and the mutual termination of the Stock Purchase Agreement, excepting only any claim, action, cause of action or suit arising (i) out of an undertaking or promise contained in this Termination Agreement, or (ii) with respect to any statements made or actions taken after the date of this Termination Agreement.

5.    Representations and Warranties.

(a)    The Company represents to SBI that the Company has all requisite corporate power and authority to enter into this Termination Agreement and to take the actions contemplated hereby. The execution and delivery of this Termination Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, including approval of the Company’s Board of Directors. This Termination Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it accordance with its terms.

(b)    SBI represents to the Company that SBI has all requisite organizational power and authority to enter into this Termination Agreement and to take the actions contemplated hereby. The execution and delivery of this Termination Agreement and the actions contemplated hereby have been duly authorized by all necessary action on the part of SBI. This Termination Agreement has been duly executed and delivered by SBI and constitutes a valid and binding agreement of SBI, enforceable against it in accordance with its terms.

6.    Miscellaneous.

(a)    Entire Agreement; Assignment.

(i)    This Termination Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties in respect of the subject matter hereof.

(ii)    Neither this Termination Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including by merger or consolidation) or otherwise without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be null and void.

(b)    Notices. All notices, requests, instructions or other documents to be given under this Termination Agreement shall be in writing and shall be deemed given (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

if to the Company, to: Entrada Networks, Inc.
5755 Oberlin Dr, Suite 204
San Diego, California 92121
Attention: Kanwar J.S. Chadha, Ph.D., CEO
Facsimile No.: (858) 597-1107
Telephone No.: (858) 597-1102

with copies to: Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, LLP
P.O. Box 5600
Woodbridge, New Jersey 07059
Attention: W. Raymond Felton
Facsimile: (732) 549-1881
Telephone No.: (732) 549-5600

if to SBI, to: SBI Brightline IV, LLC.
610 Newport Center Drive, Suite 1205
Newport Beach, California 92660
Attention: Shelly Singhal
Facsimile: (949) 679-8339
Telephone No.: (949) 679-8338

with a copy to: Snell & Wilmer, L.L.P.
15 West South Temple, Suite 1200
Salt Lake City, Utah 84101
Attention: John Weston, Esq.
Facsimile: (801) 257-1800
Telephone No.: (801) 257-1900

or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.
(c)    Governing Law. This Termination Agreement shall be governed by and construed in accordance with the Laws of the State of California, without giving effect to the choice of law principles thereof.

(d)    Headings. The headings of the various sections of this Termination Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Termination Agreement.

(e)    Parties in Interest. This Termination Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Termination Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Termination Agreement.

(f)    Severability. The provisions of this Termination Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Termination Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Termination Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(g)    Counterparts. This Termination Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The Parties agree that delivery of executed signature pages by facsimile shall be sufficient to render this Termination Agreement effective.

(h)    Cooperation. The Company shall cooperate with SBI and promptly prepare and file all necessary documentation to withdraw all applications, notices, petitions and filings made with, and shall use their reasonable best efforts to terminate the proceedings before, any governmental authority in connection with the Stock Purchase Agreement, including the Registration Statement. The Company is authorized to file a notice of withdrawal with the SEC relating to the Registration Statement on Form SB-2.

(j)    Amendment and Modification. This Termination Agreement may be amended, modified, and supplemented only by a written document executed by the Parties which specifically states that it is an amendment, modification or supplement to this Termination Agreement.

(k)    Termination Agreement with Triology Investment Fund I. This Termination Agreement shall be effective and binding upon the Parties hereto only upon the Company and Triology Investment Fund I ("Triology") executing a similar termination agreement regarding Triology’s purchase of the Shares of the Company, all in the form acceptable to SBI in its sole discretion.

IN WITNESS WHEREOF, each of the parties has caused this Termination Agreement to be duly executed on its behalf as of the date first above written.
ENTRADA NETWORKS, INC.,
a Delaware corporation

/s/ Kanwar J. S. Chadha
By: Kanwar J. S. Chadha, PhD.
Its: CEO

SBI BRIGHTLINE IV, LLC,
a California limited liability company

/s/Shelly Singhal
By: Shelly Singhal
Its: Manager